EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No.333-192990) on Form S-8 of our report dated March 28, 2014, relating to the consolidated balance sheets of FS Bancorp, Inc. and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Annual Report on Form 10‑K of FS Bancorp, Inc. for the year ended December 31, 2013.

/s/ Moss Adams LLP

Bellingham, Washington
March 28, 2014